Exhibit 10.5

[ViewSonic Letterhead]

October 10, 2003

Mr. Joseph Marc McConnaughey

14274 Walnut Creek Drive

Chino Hills, CA  91709

Dear Marc,

This letter sets forth the severance package and terms of separation being offered to you in connection with your departure from ViewSonic.  Your last day of employment (“Termination Date”) will be Thursday, October 9, 2003.  As of the Termination Date, the company will pay you all accrued salary and all accrued and unused PTO, subject to state and federal deductions.  In exchange for your signature and acceptance of the attached Resignation and Release Agreement (which incorporates the terms of this letter), the Company will provide you with certain benefits as defined in this letter.

Separation Pay.  The Company will continue your bi-weekly salary of $9038.46 for a period of nine (9) months (“Separation Period”) following your Termination Date, payable in accordance with the Company’s normal payroll practices (“Separation Pay”).  All payments shall be less appropriate state and federal deductions.  You will be eligible for incentive compensation earned through the third quarter of 2003.

Benefits.  During the Separation Period, the Company will continue to pay its share of your health, dental, and vision benefits for you and your elected dependents under COBRA. Your portion of the premiums will continue to be deducted from each paycheck.  The Company will also continue your eligibility in the Employee Assistance Program for the duration of the Separation Period. However, your participation in other employee benefit plans, such as basic life insurance, disability insurance, accrual of PTO and the 401(k) plan, will cease as of the Termination Date.  Vesting in the 401(k) will also end on your Termination Date, as will vesting in the stock option plan.

Stock Options.  With regard to your stock options, to date you have been granted 1,908,200 non-qualified stock options. Your stock options will cease vesting as of your Termination Date.  You shall have through December 31, 2004 to exercise any or all of your vested options (“Exercise Period”). Each Non-Qualified Option Agreement between you and the Company now in effect is hereby amended to give effect to the foregoing post-termination exercise provisions.

Cooperation.   For a one (1) year period following the Termination Date, you agree to cooperate with the Company’s reasonable requests to provide assistance in any area of your experience or expertise including, but not limited to, the prosecution of any of the Company’s patent applications with which you were connected or involved and the defense and/or prosecution of litigation involving the Company.

Nondisparagement.  You agree not to disparage the Company, and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to it or them, or to its or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

Confidentiality.  I also wish to remind you that during your employment, you signed a written Employee Confidentiality and Invention Assignment Agreement (attached hereto as Exhibit A) concerning confidential information and trade secrets.  Notwithstanding your termination, and as a further covenant of this agreement, you are required to honor the terms of that agreement and not use or disclose any Confidential Information or confidential materials or trade secrets to which you gained access during your employment with the Company to any prospective employers or third parties.  In addition, the provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

Company Property.  You will be required to return all Company property, including all documents or media containing Confidential Information. However, you will be allowed to keep your company provided mobile phone and also the Tablet PC, laptop and PDA once they have been processed by the IS department to remove Confidential Information and reformatted.  The Company will also be giving you the flat panel display currently in use in your office.  We will provide you with a voice mailbox with a forwarding number until December 31, 2003.

Employment Assistance. In order to assist you in your transition to other employment, we will arrange for an outplacement package with Chessman Career Movers.  They will be in touch with you shortly.

We wish you every success in your search for employment and future endeavors.

Sincerely,

/s/ James Chu

James Chu
Chairman & CEO

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Resignation and Release Agreement

1.                                      Release. It is understood that the Separation Pay, continuation of certain benefits, services and/or provision of property (collectively “Severance Benefits”) set forth in the preceding letter from James Chu, the terms of which are incorporated herein, are not required by any Company policy.  As an inducement to entering into this agreement and as a condition of receiving the Severance Benefits, you generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), or the California Fair Employment and Housing Act (as amended).

2.                                      ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled.  You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (“Effective Date”).

3.                                      Section 1542 Waiver.  In granting the release herein, which includes claims which may be unknown to me at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

4.                                      Miscellaneous.  This foregoing letter from James Chu and the terms of this resignation and release agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

AGREED AND ACCEPTED:

/s/ J. Marc McConnaughey	10-10-03	/s/ Joanne Thielen
J. Marc McConnaughey	Date	Witness: